EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Newsletter for July 2012

WHITE PLAINS, N.Y., July 19, 2012 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (Nasdaq:FSC) released its July newsletter today.

Daze of Summer

Financial markets and M&A deal flow remain resilient despite the uncertainty in Europe and the U.S. The long-term drivers of rising M&A volume are intact but entrepreneurs and investors face an immediate environment where key inputs are less certain: economic growth, tax rates and interest rates. The outlook is further clouded by a lack of long-term U.S. government fiscal policy that previously led to last year's debt ceiling debate and now brings us to a fiscal cliff.   Despite these challenges, deals are closing as sponsors, banks and strategic investors have capital to deploy, even as transaction multiples creep up to the higher end of their historical range. As a result, deal volumes are steady and will likely continue to increase through the end of the year.

In this environment, we are prudently managing our balance sheet by maintaining excess investment capacity in the event of market dislocations and expectations for rising deal volumes later in the year. We believe the economy is slowly improving which is supported by continued improvement in portfolio credit quality. At some point central banks may no longer artificially push down nominal interest rates which should benefit our portfolio of predominately floating rate assets partially funded with fixed rate debt. Our well-established origination platform with deep sponsor relationships, multiple funding sources and two investment grade credit ratings make us well-positioned to grow the portfolio at attractive risk adjusted returns. For example, in mid-June we announced a $47.5 million one-stop financing facility in support of Cortec Group's acquisition of YETI Coolers LLC.

Solid Deal Flow in a Slow Summer

The quality of our sponsor relationships and market reputation are enabling us to source attractively priced and structured deals. We ended the June quarter with over $200 million in gross originations across our product offering of senior and junior secured, mezzanine and one-stop debt. The September quarter has started off strong with over $60 million of gross originations closed to date but our near-term pipeline is lighter than we expected it to be earlier in the year. We anticipate middle market M&A volumes to increase through year-end as money flows into private equity and business owners increasingly have multiple reasons to sell their businesses.

The expected increase in deal volume should drive exits and prepayments in the portfolio, particularly for more seasoned deals. While this impacts net portfolio growth (as we saw in the March 2012 quarter), it does generate prepayment and other fees. We are further aligned with sponsors on over 20 deals where we own equity which may provide additional gains when each company is sold.

Balance Sheet Positioned for Growth

Maintaining investment capacity is important for our business so we can opportunistically deploy capital during market dislocations when it is more valued by our borrowers. We continue to move towards our target leverage of 0.6x debt/equity excluding SBIC debt in the near term, while working towards lowering our overall cost of borrowing in the medium to long term. We anticipate that utilizing our second SBIC license later in the year and continuing to optimize our funding mix between our multiple funding sources will lower our total cost of leverage.

When our Board of Directors declared our dividend in November 2011, we indicated that earnings for fiscal year 2012 would be consistent with the new dividend run rate. We continue to expect Fifth Street's fiscal year 2012 earnings will approximate our current dividend run rate.

Chicago Hitting Its Stride

Our Chicago office continues to grow with two senior originators and a fully-staffed underwriting team. We are committed to this strategic market and will continue building out our Midwest office to work more closely with the highly-regarded sponsors in the region.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies, primarily in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in Fifth Street Finance Corp.'s filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Investor Contact:
         Dean Choksi, Senior Vice President
         Head of Investor Relations
         Fifth Street Finance Corp.
         (914) 286-6855
         dchoksi@fifthstreetfinance.com

         Media Contact:
         Steve Bodakowski
         Prosek Partners
         (203) 254-1300 ext. 141
         Pro-fifthstreet@prosek.com